Exhibit 10.16

Certain information as identified with “[XXX]” has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Real Property Repurchase Agreement on Land and Plant

Party A: Administrative Committee of Jinhua Economic and Technological Development Zone

Party B: Zhejiang Kandi Vehicles Co., Ltd.

Both parties enter the agreement, on an equal, voluntary and compensated basis, through friendly negotiation, for Party A to repurchase Party B’s land use rights, house ownership and objects and structures attached to the land located at west of Hu Hai Tang , east of Xian Hua Street, to be abided by both parties:

Article 1 Basic Information About Repurchasing Party B’s Real Property by Party A

The nature of the real property of land is transfer of the use right of State-owned land, for the purpose of industrial use, with total 6 copies of land use right certificates, i.e. No.110-12504 Jin Shi Guo Yong(2012), No.10-75014 Jin Shi Guo Yong(2005), No.10-75013 Jin Shi Guo Yong(2005), No.110-05918 Jin Shi Guo Yong(2012), No.110-11343 Jin Shi Guo Yong(2013), No.110-12850 Jin Shi Guo Yong(2012).Total area under these 6 certificates is 265028.2㎡(the area measured by land administration department take prevail). The floorage of above-ground buildings totals 112514.18㎡under 16 copies of house property ownership certificates, that is, No.00336843 Jin Fang Quan Zheng Wu Zi, No.00337151 Jin Fang Quan Zheng Wu Zi, No.00388646 Jin Fang Quan Zheng Wu Zi, No.00388647 Jin Fang Quan Zheng Wu Zi, No.00388648 Jin Fang Quan Zheng Wu Zi, No.00388649 Jin Fang Quan Zheng Wu Zi, No.00388650 Jin Fang Quan Zheng Wu Zi, No.00175170 Jin Fang Quan Zheng Wu Zi, No.00175171 Jin Fang Quan Zheng Wu Zi, No.00270680 Jin Fang Quan Zheng Wu Zi, No.00281300 Jin Fang Quan Zheng Wu Zi, No.00281246 Jin Fang Quan Zheng Wu Zi, No.00281299 Jin Fang Quan Zheng Wu Zi, No.00175168 Jin Fang Quan Zheng Wu Zi, No.00175167 Jin Fang Quan Zheng Wu Zi and No.00175169 Jin Fang Quan Zheng Wu Zi.

Article 2 Party B’s Guarantees

(I)	Party B did not take the real property as stock equity or capital contribution to create any investment activities such as joint venture, cooperation and affiliate and other capital operations with any third party.

(II)	The real property has not been seized, auctioned or sold by any judicial or administrative authorities prior to the effective date of this agreement. It guarantees that the real property will not be seized, auctioned, sold by any judicial or administrative authorities after this agreement comes into force and before the real property right certificates are cancelled.

(III)	There are no any other mortgage, transfer, loan occurred or any lease relationship with any third party, except for the loan of RMB100million from Hangzhou Bank, Jinhua Branch and the loan of RMB140million from Agriculture Bank of China, Jinhua Branch.

Article 3 Party B’s Promises

(I)	In the process of performing this agreement, if the state-owned land use right and housing ownership of the real property are mortgaged, occupied by any third party, regardless of any cause or situation, Party B promises to eliminate all the above defects before cancellation deadline of the real property right certificates agreed herein. If it is eliminated overdue, Party A shall have the right to use the remaining unpaid repurchase price to Party B to pay off the above liabilities directly.

(II)	In the course of performing this agreement, if the use right of the state-owned land and housing ownership are compulsorily seized, auctioned or sold by any judicial or administrative authorities, Party B promises to eliminate all the above defects prior to the cancellation deadline of the real property right certificate agreed herein. If it is not eliminated, Party A shall have the right to use the remaining unpaid repurchase price to Party B to directly pay off the seizure, auction, sale and other debts.

(III)	Party B promises to cancel mortgage registration of the real property on the date when Party A pays the first payment, to deliver all the originals of the real property certificates to Party A, and to cooperate with Party A to go through the cancellation procedures of the real property right certificates. In the meanwhile, all the unconstructed land plots (area of land use right is 73,333㎡) shall be delivered to Party A prior to cancellation of the real property right certificates.

(IV)	Party B promises to vacate all the land and real property on the land before November 30, 2020 and deliver it to Party A for demolition together. If Party B fails to vacate the land before the due day, Party B agrees that Party A shall have the right to forcibly vacate and demolish it, and all the objects attached to the land shall belong to Party A and to be at the disposal of Party A.

(V)	Party B promises that it will not dismantle or damage the windows, doors, water and electricity equipment and other appendages of the real property on the land being purchased without permission. If Party B dismantles or damages it without authorization and causes losses to Party B, or if a safety accident occurs, Party B shall compensate Party A for the loss and bear responsibility for the accident. At the same time, Party A shall have the right to directly deduct the compensation from the remaining payment to Party B.

Article 4 Repurchase Price

(I) Compensation to repurchase the real property and others.

1.	Both parties confirm that the repurchase price of the land use right is RMB 277,749,554 (hereinafter referred to as RMB) based on the Gu Zi No. 013 Appraisal Report of Jinhua Kai Bao Di (2020) .

2.	Both parties confirm that the house repurchase price is RMB 130,023,351 based on No.5-0096 Appraisal Report of Jin Xin Li Tai Gu Zi (2019).

3.	Both parties confirm that relocation costs for Party B’s machinery, equipment and appendages is RMB 44,186,324 based on No. 2 Appraisal Report of Jin Chen Ping Bao (2020).

The above items add up to RMB451,959,229 (SAY: Four Hundred and Fifty-One Million Nine Hundred and Fifty-Nine Thousand Two Hundred and Twenty Nine Yuan). The above valuation reports are attached to this agreement.

(II) Rewards and Other Amounts

1.	Monetary compensation: RMB 40,777,290.5, equivalent to 10% of the amount of land and house .

2.	Reward for signing this agreement is RMB20,388,645.25, equivalent to 5% of the price of land and house.

3.	Reward for vacation: If Party B completes the vacation and delivers it within the time agreed herein, Party A shall grant Party B a one-time reward of RMB12,233,187.15, equivalent to 3% of the price of land and house.

(III) Total Repurchase Price

The total price of the real property to be repurchased (including compensation and reward) is RMB525,358,351.9 ( SAY: Five Hundred and Twenty-five Million Three Hundred and Fifty-Eight Thousand Three Hundred and Fifty-One Yuan Nine Jiao)

(IV) Other expenses

1.	Both parties confirm that the above amount are the total of compensation and reward that Party A repurchases Party B’s state-owned land use right, house ownership, and ownership and other rights of the structures and other attached objects on the land. Party A shall not pay any other compensation and expenses of whatever nature to Party B.

2.	Each party shall bear, according to applicable laws, its own relevant fees and taxes incurred in the cancellation of the registration of land certificate, house ownership certificate and other real property right certificates of the repurchased land.

Article 5 Repurchase Price (including compensation and rewards) and payment term

(I) Payment Term for the First Payment

1. Party A shall pay RMB 244 million within 20 business days after signing of this agreement, of which RMB 78,803,753.00 shall be taken as deposit.

2. On the date when Party A pays the amount, Party B shall cancel the mortgage registration of the real property and deliver all the originals of the real property right certificates to Party A and cooperate with Party A to go through the cancellation procedures of the real property right certificates. Meanwhile, Party B shall deliver all the unconstructed land plots (area of use right of land is 73,333㎡) to Party A before the cancellation of the real property right certificates.

3. On the day when Party A makes the payment, Party B entrusts Party A to pay RMB102 million (SAY: ONE HUNDRED AND TWO MILLION YUAN) to Hangzhou Bank Jinhua Branch for the purpose of pay off all principal and interest of the loan to Party B to cancel mortgage registration of all the real property. Meanwhile, Party B entrusts Party A to pay RMB142 million (SAY: ONE HUNDRED FORTY TWO MILLIION YUAN ) to Agricultural Bank of China Jinhua Branch for the purpose of pay off all principal and interest of the loan to cancel mortgage registration of all the real property. Party B agrees that Agricultural Bank of China Jinhua Branch and Hangzhou Bank Jinhua Branch shall directly deliver all the real property right certificates of the mortgaged property to Party A. The two parties to the entrusted payment signed a third party agreement with the two banks respectively.

(II) Payment Term for the Second Payment

Party A shall pay Party B 15% of the total amount plus RMB40 million, or RMB118,803,752.79 (SAY: One Hundred and Eighteen Million Eight Hundred Thousand Three Thousand Seven Hundred and Fifty-Two Yuan Seven Jiao Nine Fen) within 10 business days after all the real property right certificates of the aforesaid land and houses are cancelled and all the unconstructed land (area of use right of land is 73,333㎡) is delivered by Party B.

(III) Payment Term for the Third Payment

Party B shall vacate all the land, houses and other real property on the land and deliver them to Party A before November 30, 2020. Party A shall pay RM B162,554,599.11(SAY: One Hundred Sixty-two Million Five Hundred Fifty-Four Thousand Five Hundred and Ninety-Nine Yuan One Jiao One Fen) to Party B within 10 business days after such vacated properties are accepted by Party A and an acceptance certificate was issued by Party A for the vacation.

(IV) Party B’s account information is as below:

Account Name: Zhejiang Kandi Vehicles Co., Ltd.

Bank Name: Agriculture Bank of China, Jinhua Branch

Account No. [XXX]

Article 6 Liability for Breach of Contract

(I) If Party B fails to go through the cancelation of the mortgage registration procedures of the real property on time, or fails to deliver the originals of the real property right certificates on time, or fails to cooperate in cancelling the real property right certificates, Party B shall pay liquidated damages to Party A at 0.05% of the total price of the real property per day after the due date. If it is overdue for more than 30 days and then further delayed for another 15 days after Party’s A notice, Party A shall have the right to terminate the agreement and Party B shall return the amount paid by Party A together with an amount that is twice of the deposit.

(II) If Party B fails to vacate the real property on time, Party B shall, from the date of overdue, pay Party A liquidated damages at 0.05% of the total amount it received per day. Meanwhile, Party B shall deduct RMB 12,233,187.15 of vacation reward from the total amount to be paid hereunder, and Party B shall not be entitled to such reward any more.

(III) In the course of performing this agreement, Party A has the right to pay corresponding amount on behalf of Party B in accordance with related effective legal documents to eliminate the defects of rights of the real property repurchased if any event occurs that causes the rights of the real property repurchased defective, due to Party A or any third party. For any expense arisen or borne, Party A can deduct it from outstanding repurchase price, and Party A shall be deemed to have performed its obligation of such payment under this agreement.

(IV) If Party B delays to carry out other obligations agreed hereunder, which caused Party A fails to complete the repurchase of the real property smoothly, Party B shall be deemed to have breached the agreement and Party A shall have the right to terminate the agreement. Party B then shall return the amount paid by Party A with an amount that is twice of the deposit within five (5) business days upon receipt of Party A’s notice to terminate the agreement.

Article 7 Settlement of Disputes

Any dispute arising out of this agreement shall be settled by both parties through friendly consultation. If no agreement can be reached through consultation, the dispute shall be settled in accordance with applicable laws, judicial interpretations, administrative regulations, local regulations, rules and regulatory documents as well as the relevant provisions of this agreement.

Article 8 Essentials for Validity

(I) Any matters not mentioned in this agreement shall be supplemented by both parties through mutual negotiation. Written supplementary agreement shall have the same legal effect as this agreement.

(II) The appendix is the organic part of this agreement

(III) This agreement is made in quadruplicate, with each party holding one copy and the rest to be delivered to and kept in relevant department. This agreement shall take effect upon being signed and sealed by both parties.

Appendix:	1. Third party agreement signed with Agricultural Bank of China, Jinhua Branch.

2. Third party agreement signed with Hangzhou Bank, Jinhua Branch.

Party A: Administrative Committee of Jinhua Economic and Technological Development Zone

Legal representative or its authorized representative (Signature and seal)

Date: March 10, 2020

Party B: Zhejiang Kandi Vehicles Co., Ltd.

Legal representative (Signature and seal)

Date: March 10, 2020